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                                                                    EXHIBIT 11.1


                                GENE LOGIC INC.
                               SEPTEMBER 30, 1998

                 Statement Re: Computation of Per Share Earnings
                    (In thousands, except per share amounts)

                                                         Three Months Ended           Nine Months Ended
                                                            September 30,               September 30,
                                                       -----------------------     -----------------------
                                                          1998          1997         1998            1997
                                                       ---------       -------     ---------       -------
BASIC AND DILUTED:

Weighted average common shares outstanding                14,906           726        14,345           667

Net loss                                               $ (37,788)      $(1,936)    $ (41,356)      $(4,751)

Accretion of mandatory redeemable value of
  convertible preferred stock                                 --           542            --           909
                                                       ---------       -------     ---------       -------
Net loss attributable to common stockholders           $ (37,788)      $(2,478)    $ (41,356)      $(5,660)
                                                       =========       =======     =========       =======
Net loss per common share                              $   (2.54)      $ (3.41)    $   (2.88)      $ (8.48)
                                                       =========       =======     =========       =======